                                                                     EXHIBIT 4.2

                  AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

          AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of November 4, 1997, amended as of April 13, 1998 and amended and restated as of November __, 1998 (the "Amended and Restated Agreement") by and among (i) each of the stockholders listed on the signature pages attached hereto (together with each other Person (defined below) who becomes a party to this Agreement in accordance with the terms hereof, the "Stockholders"), and (ii) Mariner Post-Acute Network, Inc. a Delaware corporation and the successor to Paragon Health Network, Inc. (the "Company").

                              W I T N E S S E T H:

          WHEREAS, the Company and the Stockholders entered into that certain Stockholders Agreement, dated as of November 4, 1997 (the "Original Stockholders Agreement" and as amended as of April 13, 1998, the "Original Amended Stockholders Agreement");

          WHEREAS, the transactions contemplated by the Original Stockholders Agreement became effective (the "Effective Date") on the date of, and simultaneously with, the closing under the Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1997 among the Company, Apollo Management, L.P., on behalf of one or more managed investment funds, and Apollo LCA Acquisition Corp. (the "Merger Agreement");

          WHEREAS, subsequent to the date of the Original Amended Stockholders Agreement, the Board of Directors of the Company and the Stockholders have each determined that it is in the best interests of each of the foregoing entities to amend and restate the Original Amended Stockholders Agreement to give effect to the terms and conditions set forth in this Agreement, it being understood and agreed (i) with respect to any date or time period occurring and ending prior to the date of this Agreement, the rights and obligations of the parties thereto shall be governed by the Original Stockholders Agreement and the Original Amended Stockholders Agreement, as applicable, which for such purposes shall remain in full force and effect, and (ii) with respect to any date or time period occurring or ending on or after the date of this Agreement, the rights and obligations of the parties hereto shall be governed by this Agreement.

          WHEREAS, the Original Amended Stockholders Agreement may be amended only in accordance with Section 7.1 thereof which requires a written instrument executed by the Company (in accordance with the approval of two-thirds of the entire Board of Directors of the Company, including a majority of the directors who are not an Affiliate or an Associate (each as defined below) of any Stockholder) and the holders of a majority of the Shares (as defined below) held by the Stockholders including, so long as Apollo (as defined below) beneficially owns at least 25% of the Shares held by Apollo on November 4, 1997, the consent of Apollo, and if any amendment or modification would have a disproportionately material adverse effect on the rights or obligations of any Other Stockholder (as defined below) or would otherwise unfairly discriminate against any Other Stockholder, the consent of such Other Stockholder;

          WHEREAS, after giving effect to the transactions contemplated by the Merger Agreement and the three-for-one stock split effective on December 30, 1997, on the date of this Amended and Restated Agreement, each Stockholder beneficially owns the number of shares of common stock of the Company, par value $.01 per share ("Common Stock") set forth under its name on the signature pages attached hereto, and the Stockholders party to this Amended and Restated Agreement collectively beneficially own all of the 17,627,798 shares of Common Stock issued to the Stockholders (collectively, the "Shares"); and

          WHEREAS, the parties hereto desire to provide for certain rights and obligations in respect to the Shares and the Company as hereinafter provided.

          NOW THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I.

                                  DEFINITIONS

          SECTION I.1 Definitions. Capitalized terms used herein and not otherwise defined herein have the meaning ascribed to them in the Merger Agreement. In addition, the following terms shall have the meaning ascribed to them below:

          "Affiliate" of a Person shall have the meaning set forth in Rule 12b-2 of the Exchange Act as in effect on the date of this Agreement, but shall not include (i) any investment fund in which a Person has invested if the Person does not otherwise control the investment fund or have, directly or indirectly, voting or dispositive power over any securities owned by such fund, (ii) any investor or limited partner of any Person who does not otherwise have voting or dispositive power over securities owned by that Person and not controlled by that Person, (iii) in the case of Apollo, any Person other than (A) Apollo Advisors II, L.P., the sole general partner of each of the Apollo entities party hereto, (B) Apollo Advisors IV, L.P., (C) Apollo Management, L.P., and (D) the other investment partnerships or other entities of which Apollo Advisors II, L.P., Apollo Advisors IV, L.P. or Apollo Management, L.P. is a general or managing partner or member, (iv) in the case of Chase Equity Associates, L.P., any Person other than (A) Chase Capital Partners, its sole general partner, and
(B) the other investment partnerships or other entities of which Chase Capital Partners is a general or managing partner or member, (v) in the case of Healthcare Equity Partners, L.P. or Healthcare Equity QP Partners, any Person other than (A) Beecken, Petty & Company, L.L.C., the sole general partner of each of them, and (B) the other investment partnerships of which Beecken, Petty & Company, L.L.C. is a general or managing partner or member, (vi) in the case of Key Capital Corporation or Key Equity Partners 97, any Person other than (A) any general partner of Key Equity Partners 97 and (B) any of the investment partnerships of which any general partner of Key Equity Partners is a general or managing partner or member, (vii) in the case of Drax Holdings L.P., any Person other than (A) any general partner of Drax Holdings L.P. and (B) the other investment partnerships or other entities of which any general partner of Drax Holdings L.P. is a general or managing partner or member, or (viii) in the case of Walnut Growth Partners Limited Partnership, any Person other than (A) any general partner of Walnut Growth Partners Limited Partnership and (B) the other investment partnerships or other entities of which any general partner of Walnut Growth Partners Limited Partnership is a general or managing partner or member. It is expressly intended that any Person who now or hereafter controls, directly or indirectly, any Stockholder shall be subject to the terms of this Agreement as if it were a Stockholder.

          "Apollo" means collectively Apollo Management, L.P., its legal successors and assigns, and each Person who controls, or is controlled by, Apollo Management, L.P. including, without limitation, the Stockholders indicated as such on the Apollo signature page attached hereto.

          "Associate" shall mean an officer, director, partner (other than a limited partner) or executive employee of, or exclusive consultant to, any Person, but shall not include in the case of Apollo, Keith B. Pitts.

          "Beneficial ownership" by a Person of any Voting Securities shall be determined in accordance with the terms "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, and in addition, "beneficial ownership" shall include securities which such Person has the right to acquire (irrespective of whether such right is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days), or exclusive right to vote, pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise. For purposes of this Agreement, a Stockholder shall be deemed to beneficially own any Voting Securities beneficially owned by its Affiliates or any Group of which such Stockholder or any such Affiliate is a member.

          "Board of Directors" shall mean the Board of Directors of the Company.

          "Charter Documents" shall mean the Certificate of Incorporation and Bylaws of the Company.

          "Commission" shall mean the Securities and Exchange Commission.

          "Effective Time" shall mean the effective time of the merger of Paragon Acquisition Sub, Inc., a wholly owned subsidiary of the Company ("Sub"), and Mariner Health Group, Inc. ("Mariner") pursuant to that certain Agreement and Plan of Merger, dated as of April 13, 1998, by and among the Company, Sub and Mariner.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Group" shall mean a "group" as such term is used in Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

          "Laws" shall mean all applicable foreign, federal, state and local laws, statutes, rules, regulations, codes and ordinances.

          "Other Stockholders" shall mean the Stockholders other than Apollo.

          "Person" shall mean any individual, Group, corporation, general or limited partnership, limited liability company, governmental entity, joint venture, estate, trust, association, organization or other entity of any kind or nature.

          "Recapitalization Merger" shall mean the merger of Apollo LCA Acquisition Corp. with and into Living Centers of America, Inc. (the predecessor of the Company).

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stockholder Designee" shall mean a person designated for election to the Board of Directors by Apollo as provided in Section 4.1.

          "Voting Securities" shall mean (x) any securities entitled, or which may be entitled, to vote generally in the election of directors of the Company,
(y) any securities convertible or exercisable into or exchangeable for such securities (whether or not the right to convert, exercise or exchange is subject to the passage of time or contingencies or both), or (z) any direct or indirect rights or options to acquire any such securities; provided that unexercised options granted pursuant to any employment benefit or similar plan and rights issued pursuant to any shareholder rights plan shall be deemed not to be "Voting Securities" (or to have Voting Power).

          In addition, the following terms have the definitions specified in the Sections noted:


          TERM                              SECTION
          ----                              -------

          Agreement                         recitals
          Allocation Percentage             6.2
          Apollo Directors                  4.1(a)
          Beneficial Ownership Threshold    4.1(a)
          Common Stock                      recitals
          Company                           recitals
          Co-Sale                           6.2
          Drag Transaction                  6.3(a)

          Drag Transaction Closing Date     6.2(a)
          Exempted Transfer                 6.1
          Merger Agreement                  recitals
          Nominating Committee              4.1(d)
          Notices                           6.4
          Proxy Statement                   4.2
          Purchaser                         6.3(a)
          Related Price                     6.3(a)
          Related Person                    6.3(a)
          Regulated Holder                  6.4
          Regulated Problem                 6.4
          Sale Notice                       6.3(a)
          Shares                            recitals
          Standstill Period                 5.1
          Stockholders                      recitals
          Stockholder Designee Period       4.1(a)
          Third Party Sale                  6.2
          Third Party Sale Notice           6.1
          Total Shares Outstanding          4.1(a)
          Unaffiliated Directors            4.1(b)
          Unauthorized Transfer             6.2


                                  ARTICLE II.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     The Company hereby represents and warrants to each of the Stockholders as follows:

     SECTION II.1 Authority for this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of the Stockholders, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity (whether considered in a proceeding in equity or at law).

     SECTION II.2  Consents and Approvals; No Violation. Except as set forth on
Schedule 2.2, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Restated Certificate of Incorporation or Bylaws (or other similar governing documents) of the Company or any of its subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or regulatory authority, except where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets or subsidiaries may be bound, except for such defaults (or rights of termination, cancellation or acceleration) which would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, (iv) result in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of the Company or any of its subsidiaries which, in the aggregate, would have a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby, or (v) violate any order, writ, injunction, agreement, contract, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or by which any of their respective assets are bound, except for violations which would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

     SECTION II.3 No Inconsistent Agreements. As of the Effective Date, there is no (and from and after the Effective Date the Company will not, and will cause its subsidiaries not to enter into any) agreement with respect to any securities of the Company or any of its subsidiaries (and from and after the Effective Date the Company shall not take, or permit any of its subsidiaries to take, any action) that is inconsistent in any material respect with the rights granted to the Stockholders in this Agreement.

     Without limiting the foregoing, except for this Agreement and the Registration Rights Agreement, there are no other existing agreements relating to the voting or, except as set forth on schedule 2.3, registration of any equity securities of the Company or any of its subsidiaries,

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS


     Each Stockholder severally as to itself, but not jointly or as to any other Stockholder, represents and warrants to the Company as follows:

     SECTION III.1 Authority for this Agreement. The execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding agreement of such Stockholder enforceable against such Stockholder in accordance with the terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditor's rights generally and to general principals of equity (whether considered in a proceeding in equity or at law).

     SECTION III.2 No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby will conflict with or result in any breach of any provision under such Stockholder's partnership agreement or similar governing documents of such Stockholder.


                                  ARTICLE IV.

                        BOARD REPRESENTATION AND VOTING

     SECTION VI.1    Board Representation.

     (a) On the Effective Date the size of the Board of Directors will be fixed at eleven members and the Company will cause the persons named on Schedule 4.1 (or subject to Section 4.1(i), such other substitute persons as may be designated by Apollo as Stockholder Designees) to be initially elected to the Board of Directors by virtue of the Recapitalization Merger contemplated by the Merger Agreement. Until the earlier of (i) the date on which the Stockholders beneficially own, collectively, less than 25% of the Shares or (ii) the date the Standstill Period ends by virtue of Section 5.2(g) hereof (the "Stockholder Designee Period"), the Company agrees, subject to Section 4.1(i), to support the nomination of, and the Company's Nominating Committee shall recommend to the Board of Directors the inclusion in the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company (A) five Stockholder Designees if the Stockholders beneficially own a number of shares of Common Stock equal to 66 2/3% or more of the Shares, (B) four Stockholder Designees if the Stockholders beneficially own a number of shares of Common Stock equal to 50% or more but less than 66 2/3% of the

Shares, or (C) two Stockholder Designees if the Stockholders beneficially own 25% or more but less than 50% of the Shares (each a "Beneficial Ownership Threshold"); provided, that in no event will more than four of such Stockholder Designees be Associates of Apollo (each Stockholder Designee who is an Associate of Apollo is hereafter referred to as an "Apollo Director"). Notwithstanding the foregoing, if at any time after the fifth anniversary of the Effective Time, the number of shares of Company Common Stock beneficially owned by the Stockholders aggregate less than forty percent (40%) of the total number of shares of the Company's Common Stock of all classes entitled to vote in the election of directors as are then outstanding ("Total Shares Outstanding"), the maximum number of Stockholder Designees shall be the lowest whole number which when compared to the total number of directors of the Company (including all vacancies) is equal to or greater than the percentage which the aggregate number of shares of Company Common Stock beneficially owned by the Stockholders bears to the Total Shares Outstanding.

     (b) If any vacancy on the Company's Board of Directors occurs (by virtue of the death, retirement, disqualification, removal from office or other cause of a Stockholder Designee), prior to a meeting of the Company's stockholders, the Nominating Committee shall appoint, subject to Section 4.1(i), a person designated by Apollo to fill such vacancy (except if such vacancy occurs as a result of the reduction of the number of Stockholder Designees entitled to be included on the Board of Directors by reason of a decrease in the Stockholders' beneficial ownership of Common Stock pursuant to Section 4.1(a)) and each such person shall be a Stockholder Designee for purposes of this Agreement.

     (c) In the event the size of the Company's Board of Directors is increased, Apollo will have the right, subject to Section 4.1(i) hereof, to nominate such additional number of persons to serve as Stockholder Designees such that the total number of Stockholder Designees is equal to the lowest whole number which when compared to the total number of directors (including all vacancies) of the Company, is equal to or greater than the percentage which the aggregate number of shares of Company Common Stock then beneficially owned by the Stockholders bears to the Total Shares Outstanding.

     (d) On the Effective Date, the Company will cause the persons indicated on
Schedule 4.1 to be initially named to a nominating committee (the "Nominating Committee") of the Board of Directors and at all times during the Stockholder Designee Period, (i) the size of the Nominating Committee will be fixed at five members, two of whom will be Stockholder Designees who are Apollo Directors and one of whom will be the Chief Executive Officer (if he or she is a director), and (ii) nominees for director that are not Stockholder Designees shall be designated exclusively by vote of not less than a majority of the members of the Nominating Committee.

     (e) Notwithstanding the foregoing, the Company shall have no obligation to support the nomination, recommendation or election of any Stockholder Designee pursuant to this Section 4.1 or any other obligation under this Section 4.1 if the Stockholders are in breach of any material provision of this Agreement.

     (f) Other than any committee formed for the purpose of considering matters relating to the Stockholders or as set forth above with respect to the Nominating Committee, (i) if the Stockholders are entitled to include at least four Stockholder Designees for election to the Board of Directors under this Agreement, the Stockholders shall be entitled to have such number of Stockholder Designees serve on each committee of the Board of Directors that provides the Stockholders with representation (as a percentage) equal to no less than the percentage which the number of shares of Common Stock beneficially owned by the Stockholders bears to the Total Shares Outstanding, provided that under no circumstances shall Apollo Directors serve as a majority of any committee other than a committee formed for the purpose of considering matters relating to the cash or other compensation of officers and employees of the Company; or (ii) if the Stockholders are entitled to include two Stockholder Designees for election to the Board of Directors under this agreement, the Stockholders shall be entitled to have one Stockholder Designee serve on each committee of the Board of Directors.

     (g) Upon any decrease in the Stockholders' beneficial ownership of Common Stock below any Beneficial Ownership Threshold, Apollo shall use its best efforts to cause a number of Stockholder Designees to offer to immediately resign from the Company's Board of Directors (subject to acceptance by the Board of Directors) such that the number of Stockholder Designees serving on the Board of Directors immediately thereafter will be equal to the number of Stockholder Designees which Apollo would then be entitled to designate under Section 4.1(a). Upon termination of the Stockholder Designee Period, Apollo shall promptly offer to cause all of the Stockholder Designees to resign from the Board of Directors (subject to acceptance by the Board of Directors) thereof and the Company's obligations under this Section 4.1 shall terminate.

     (h) The Company and each Stockholder shall use commercially reasonable efforts to call, or cause the appropriate officers and directors of the Company to call, a special meeting of stockholders of the Company and to vote all of the shares of Common Stock owned or held of record by them for, or to cause to be taken actions by written consent in lieu of any such meeting necessary to cause, the removal (with or without cause) of any Stockholder Designee if Apollo requests such director's removal in writing for any reason.

     Except as provided in this Section 4.1(h), each Stockholder agrees that, at any time that it is then entitled to vote for the election or removal of directors, it will not vote in favor of the removal of any Stockholder Designee unless (i) such removal shall be at the request of Apollo pursuant to the provisions of Section 4.1(h), (ii) the right of the party who nominated such director to do so has terminated in accordance with Section 4.1(a) above, or
(iii) such removal is in accordance with the requirements of Section 4.1(i) below.

     (i) Notwithstanding the provisions of this Section 4.1, Apollo shall not be entitled to designate any person to the Company's Board of Directors (or any committee thereof) in the event that (x) the Company receives a written opinion of its outside counsel that such Stockholder Designee would not be qualified under applicable law, rule or regulation to serve as a director of the Company or (y) if the Nominating Committee objects to such Stockholder Designee because such Stockholder Designee has been involved in any of the events enumerated in Item 2(d) or (e) of Schedule 13D or such person is currently the target of an investigation by any governmental authority or agency relating to felonious criminal activity or is subject to any order, decree, or judgment of any court or agency prohibiting service as a director of any public company or providing investment or financial advisory services and, in any such event, Apollo shall withdraw the designation of such proposed Stockholder Designee and designate a replacement therefor (which replacement Stockholder Designee shall also be subject to the requirements of this Section). The Company shall use its reasonable best efforts to notify Apollo of any objection to a Stockholder Designee sufficiently in advance of the date on which proxy materials are mailed by the Company in connection with such election of directors to enable Apollo to propose a replacement Stockholder Designee in accordance with the terms of this Agreement. Apollo agrees to remove any Stockholder Designee objected to by the Nominating Committee on the grounds specified in clause (y) above.

     (j) The Company shall not, and shall not permit any of its subsidiaries to, without the consent of two-thirds of the entire Board of Directors of the Company, take any action that under the Charter Documents or this Agreement requires the approval of two-thirds of the entire Board of Directors of the Company if any of the Stockholder Designees approving (and whose vote is necessary to approve) such action are Persons whose removal from the Board of Directors has been requested at or prior to the time of such action by Apollo pursuant to Section 4.1(a), unless such action has been ratified by the reconstituted Board of Directors following such removal and election of successors.

     (k) Each Stockholder Designee serving on the Board of Directors shall be entitled to all compensation and stock incentives granted to directors who are not employees of the Company on the same terms provided to such directors.

     (l) Notwithstanding anything in this Agreement to the contrary, in connection with a Transfer of at least 66 2/3% of the Shares to a single transferee, whether by a single transaction or a series of transactions, Apollo may, by written notice to the Company, and with the affirmative approval of not less than two-thirds of the entire Board of Directors of the Company (including a vote that complies with Section 3.09(d)(2) of the Company's By-laws) assign all rights granted to Apollo under this Section 4.1 to such transferee (to the exclusion of other Stockholders) and, without limiting the foregoing, such transferee's rights to designate directors under this Section 4.1 shall not be reduced until such transferee ceases to beneficially own at least 66 2/3%, 50% or 25%, as the case may be, of the number of Shares or as such number of directors is otherwise reduced in accordance with Section 4.1. Any approval to such Transfer by the requisite vote of the Company's Board of Directors shall constitute the approval referred to in Section 203(a)(1) of the Delaware General Corporation Law, as amended.

     SECTION IV.2 Voting. Each Stockholder agrees that during the Standstill Period such Stockholder shall, and shall cause its Affiliates to, use commercially reasonable efforts to be present, in person or represented by proxy, at all meetings of stockholders of the Company so that all Voting Securities beneficially owned by such Stockholder shall be counted for the purpose of determining the presence of a quorum at such meetings. Each Stockholder agrees that during the Standstill Period in connection with the election of directors of the Company, such Stockholder shall vote or cause to be voted all Voting Securities beneficially owned by such Stockholder to elect all individuals nominated by the Nominating Committee, unless to do so would violate the provisions of Section 4.1. Notwithstanding the foregoing, during the effectiveness of the Proxy and Voting Agreement (the "Proxy Agreement"), dated the date hereof, between Apollo Management, L.P. and the Other Stockholders, the Other Stockholders may rely (in accordance with the terms thereof) on the proxy designated therein to take any action required by this Section 4.2 on their behalf.


                                   ARTICLE V.

                                   STANDSTILL

     SECTION V.1 Standstill. During the period beginning on the date hereof and ending on the earliest to occur of (A) the tenth anniversary of the Effective Date, (B) the date on which the Stockholders own, collectively, Voting Securities which would represent less than 10% of the voting power in the general election of directors of the Company, on a fully diluted basis, of all Voting Securities then outstanding or (C) a Termination Event under any subdivision of Section 5.2 (such period, the "Standstill Period"), each Stockholder will not, and will cause each of its Affiliates not to, directly or indirectly:

          (i) except with the prior approval of two-thirds of the entire Board of Directors (which approval is requested in a manner which does not require disclosure publicly or to any third parties) acquire, offer to acquire (by tender or exchange offer or otherwise), or agree to acquire, by purchase or otherwise, beneficial ownership of any Voting Securities or voting rights or direct or indirect rights or options to acquire any Voting Securities of the Company or any of its Affiliates other than (A) the exercise of convertible securities acquired in compliance with the terms of this Agreement, or an acquisition as a result of a stock split, stock dividend or similar recapitalization, (B) the acquisition of shares of Common Stock pursuant to the Merger Agreement or the GranCare Merger Agreement, (C) acquisitions of Voting Securities provided that the aggregate number of Voting Securities beneficially owned by all Stockholders and their Affiliates (including the Shares) after giving effect to such acquisitions does not exceed 49% of the Total Shares Outstanding; (D) stock options or similar rights granted by the Company to an Affiliate of such Stockholder as compensation for performance as a director or officer of the Company or its subsidiaries (and any shares issuable upon exercise thereof), (E) transfers among Stockholders or (F) any rights which are granted to all stockholders of the Company (and any share issuable upon exercise thereof); provided, however, that if the Stockholders or any of their Affiliates in good faith inadvertently acquire not more than 100,000 shares of Common Stock in violation of these provisions and within 15 days after the first date on which the Stockholders have actual knowledge (including by way of written notice given by the Company) that a violation has occurred, the Stockholders or any of their Affiliates shall have transferred any shares of Common Stock held in violation of these provisions to unrelated third parties so that the Stockholders and their Affiliates no longer beneficially own any such shares or have any agreement or understanding relating to such shares, this Section 5.1 shall be deemed not to have been violated; and provided further, that no violation of this provision shall be deemed to have occurred by reason of the indirect acquisition of beneficial ownership of securities resulting from (aa) investments in investment funds as to which no Stockholder or Affiliate thereof has control or power to control with respect to voting or investment decisions or (bb) acquisitions of securities by a limited partner in any Stockholder or Affiliates thereof as to which limited partner no Stockholder or its Affiliates has control or power to control;

          (ii) except pursuant to this Agreement or the Proxy Agreement, form, join or in any way participate in a Group with respect to any securities of the Company or its Affiliates, other than with other Stockholders or Affiliates or Associates of any Stockholder or Ares Leveraged Investment Fund, L.P., provided, however, that in the case of securities other than Voting Securities, Stockholders may participate in a Group with respect thereto with the prior approval of two-thirds of the entire Board of Directors (which approval is requested in a manner which does not require disclosure publicly or to any third party);

          (iii) grant a proxy to any Person other than (I) an Affiliate or Associate of a Stockholder; provided that any such Person shall not, pursuant to the grant of such proxy or otherwise, have the right or ability to vote shares of Common Stock representing 50% or more of the Total Shares Outstanding, (II) the proxy granted to Apollo pursuant to the Proxy Agreement or (III) proxies designated by the Board of Directors of the Company in connection with any contested election, or otherwise make, or in any way cause or participate in, any "solicitation" of "proxies" to vote (as those terms are defined in Regulation 14A under the Exchange Act) with respect to the Company or its Affiliates, or communicate with, seek to advise, encourage or influence any Person, in any manner, with respect to the voting of, securities of the Company or its Affiliates, or become a "participant" in any "election contest" (as those terms are defined or used in Rule 14a-11 under the Exchange Act) with respect to the Company or its Affiliates (other than (A) nonpublic communications with other Stockholders or Affiliates or Associates of any Stockholder which would not require public disclosure by any Person or (B) with the prior approval of a two thirds majority of the entire Board of Directors (which approval is requested in a manner which does not require disclosure publicly or to any third party));

          (iv) initiate, propose or, except with the prior approval of two-thirds of the entire Board of Directors (which approval is requested in a manner which does not require disclosure publicly or to any third parties) otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company or its Affiliates or induce or attempt to induce any other Person to initiate any stockholder proposal or seek election to or seek to place a representative on the Board of Directors of the Company (except pursuant to Section 4.1 of this Agreement) or its Affiliates or seek the removal of any member of the

Board of Directors of the Company or its Affiliates (for this purpose, the actions of the Stockholder Designees in communicating (without public disclosure or disclosure to third parties) with the Board of Directors in their capacity as directors of the Company, and non-public communication by a Stockholder with other Stockholders or Affiliates of any Stockholder which would not require public disclosure by any Person, shall not be deemed to be in contravention of this paragraph (iv)); or

          (v) make any public announcement with respect to, or submit any proposal for, any transaction involving the Company, on the one hand, and Apollo or any Affiliates of Apollo, on the other hand, which would be deemed a "business combination" under the provisions of Section 203(c)(3)(i)-(iv) of the DGCL, whether or not such proposal might require public disclosure by the Company, unless such proposal is directed and disclosed solely to the Board.

provided, that this Section 5.1 shall not restrict or inhibit the rights of a Stockholder to exercise its voting rights as a stockholder of the Company (subject to Section 4.2).

     SECTION V.2 Early Termination of Standstill. The obligations of the Stockholders under Section 5.1 shall terminate at the election of the Stockholders (representing a majority of the Shares then held by the Stockholders) upon the occurrence of any of the following events (each a "Termination Event"):

          (a) At least $10 million in indebtedness for monies borrowed by the Company or its subsidiaries shall have been accelerated;

          (b) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10 million or more and any such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof;

          (c) The Company or any material subsidiary shall file a petition in bankruptcy or for reorganization or for an arrangement or any composition, readjustment, liquidation, dissolution or similar relief pursuant to Title 11 of the United States Code or under any similar present or future federal law or the law of any other jurisdiction or shall be adjudicated a bankrupt or insolvent, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Company or for all or any substantial part of its property, or shall make a general assignment for the benefit of its creditors;

          (d) A petition or answer shall be filed proposing the adjudication of the Company or any material subsidiary as bankrupt or its reorganization or arrangement, or any composition, readjustment, liquidation, dissolution or similar relief with respect to it pursuant to Title 11 of the United States Code or under any similar present or future law or the law or any other jurisdiction, and the Company shall consent to or acquiesce in the filing thereof, or such petition or answer shall not be discharged or denied within 60 days after the filing thereof;

          (e) The Company shall be in material breach of its obligations to the Stockholders under their Registration Rights Agreement and such breach shall not have been cured within 20 days after receipt by the Company from the Stockholders of a written notice specifying such breach and requiring it to be remedied, and the Company shall not in good faith be contesting whether such breach has occurred;

          (f) If the Company shall, in breach of its obligations under this Agreement, fail to nominate for election to the Board of Directions any Stockholder Designee who satisfies the requirements for designation to the Board of Directors set forth in Section 4.1 (i) or if the stockholders of the Company shall fail to elect to the Board of Directors all Stockholder Designees nominated in accordance with Section 4.1;

          (g) At any time after the expiration of six (6) years from the Effective Date; or

          (h) Without the prior approval of the Board of Directors, any Person or Group (other than any Stockholder or its Affiliates or any Group including any Stockholder or its Affiliates, or any person acting in concert with any of the foregoing) acquires (by tender or exchange offer or otherwise), offers to acquire (other than pursuant to a proposal which is not publicly disclosed or required to be publicly disclosed) or publicly announces the intention to acquire (other than an offer or announcement of the intention to acquire from any Stockholder the Voting Securities beneficially owned by such Stockholder) directly or indirectly, Voting Securities or voting rights or direct or indirect rights or options to acquire any Voting Securities of the Company representing 30% or more of the Voting Securities of the Company then outstanding.

     SECTION V.3 Notice of Proposed Acquisitions. In order to enable the Stockholders to comply with the provisions of Section 5.1, prior to the end of the Standstill Period, without the prior written consent of Apollo (other than as contemplated by Sections 5.1(i)(A), (B), (D), (E) or (F) hereof) none of the Other Stockholders or their Affiliates shall acquire, offer to acquire (by tender or exchange offer or otherwise), or agree to acquire, by purchase or otherwise, (a) Voting Securities or voting rights or direct or indirect rights or options to acquire any Voting Securities of the Company or any of its Affiliates that together with all other such securities so acquired by any Stockholder and its Affiliates since last obtaining consent pursuant to this
Section 5.3 represent an additional 1% of the Total Shares Outstanding on the date of such purchase, offer or acquisition, or (b) if the Stockholders collectively own or have the right to acquire 40% or more of the Total Shares Outstanding and Apollo shall have provided written notice to the Other Stockholders thereof, any Voting Securities or voting rights or direct or indirect rights or options to acquire any Voting Securities of the Company or any of its Affiliates.

                                  ARTICLE VI.

                                    TRANSFER

     SECTION VI.1 Transfer. Subject to the provisions of the Proxy Agreement, the Other Stockholders may sell, transfer, assign or otherwise dispose of any of the Shares; provided, however, that no Other Stockholder shall sell, transfer, assign or otherwise dispose of any of the Shares unless (i) such Other Stockholder delivers written notice to Apollo of its intent to transfer Shares not less than five (5) business days prior to such transfer, and (ii) if such transfer occurs other than pursuant to an Exempted Transfer (as defined below), such transferee becomes a party to this Agreement (whereupon such transferee shall become an "Other Stockholder" hereunder). Any purported transfer in violation of the provisions of this Agreement (an "Unauthorized Transfer") shall be null and void. The Company will not register, recognize or give effect to an Unauthorized Transfer and the purported transferee of any Shares pursuant to an Unauthorized Transfer will not thereby acquire any rights in such Shares. The Company will, immediately upon becoming aware of an actual or attempted Unauthorized Transfer, instruct the transfer agent for the Shares to issue an appropriate stop transfer order with regard to such transaction or attempted transaction.

     An "Exempted Transfer" hereunder (which shall not be subject to the transfer conditions set forth in clause (ii) of the first sentence of the preceding paragraph) shall mean: (a) any transfer by any Other Stockholder to its respective equity owners, whether by way of a distribution, return of capital, dividend or otherwise, or (b) any sale of Shares by any Other Stockholder either (1) pursuant to a registered public offering under the Securities Act, (2) pursuant to Rule 144 or Rule 145 promulgated under the Securities Act or (3) pursuant to a broker to broker sale executed on any national securities exchange or traded on the National Market System of NASDAQ.

     SECTION VI.2 Tag-Along Rights. If Apollo or any of their respective Affiliates proposes to enter into an agreement with respect to or otherwise enter into a bona fide sale transaction (a "Third-Party Sale") of Shares to a third party other than an Affiliate of Apollo, Apollo shall first provide the Company and each Other Stockholder a written notice (the "Third Party Sale Notice") specifying (i) the nature and amount of consideration to be paid to the Stockholders upon consummation of the Third Party Sale, (ii) the identity of the third party purchaser, and (iii) all other material terms of such proposed Third Party Sale, including the proposed closing date. If an Other Stockholder delivers a written notice (a "Co-Sale Notice") to Apollo on or prior to the fifth business day after the giving of the Third Party Sale Notice, such Other Stockholder shall be permitted to sell, on the same terms as Apollo, a portion of the total number of Shares sold in such Third Party Sale equal to the lesser of (i) the amount specified by such Other Stockholder in its Co-Sale Notice and
(ii) the product of (A) such Other Stockholder's Allocation Percentage and (B) the total number of Shares to be sold in such Third Party Sale. The "Allocation Percentage" of each Other Stockholder at any time will be a fraction, the numerator of which is the number of Shares owned by such Other Stockholder and the denominator of which is the number of Shares owned by all Stockholders desiring to include Shares in such Third Party Sale. The provisions of this
Section 6.2 shall not apply to any transfer to an Affiliate of Apollo or pursuant to a public offering.

     SECTION VI.3 Drag-Along Rights. (a) Each Stockholder shall transfer all, but not less than all Shares then owned by such Stockholder, in connection and together with the sale of all, but not less than all of the Shares then owned by Apollo and its Affiliates and the Other Stockholders in a bona fide transaction (a "Drag Transaction") to any person who is not an Affiliate of Apollo (a "Purchaser"). Prior to consummating any Drag Transaction, Apollo will deliver to each Other Stockholder a written notice (a "Sale Notice") specifying (i) the nature and aggregate amount of consideration (the "Sale Price") to be paid to the Stockholders upon the consummation of the Drag Transaction, (ii) the identity of the Purchaser, and (iii) all other material terms of such proposed Drag Transaction, including the proposed date of the closing of the Drag Transaction (the "Drag Transaction Closing Date"). On the Drag Transaction Closing Date, each Stockholder shall sell to the Purchaser 100% of the Shares then held by such Stockholder on the terms and subject to the conditions set forth in the Sale Notice. If any Stockholder fails to deliver certificates representing its Shares as required by this Section 6.3, such Stockholder (i) shall not be entitled to the consideration it is to receive in the Drag Transaction until it cures such failure (provided, that after curing such failure it shall be so entitled to such consideration without interest), (ii) shall for all purposes be deemed no longer to be a stockholder of the Company and have no voting rights, (iii) shall not be entitled to any dividends or other distributions declared after the Drag Transaction Closing Date with respect to the Shares held by it, (iv) shall have no other rights or privileges granted to Stockholders under this or any future agreement and (v) in the event of liquidation of the Company, its rights with respect to any consideration it would have received if it had complied with this Section 6.3, if any, shall be subordinate to the rights of any equity holder. This Section 6.3 shall inure to the benefit of, and be enforceable by, Apollo and its Related Persons. "Related Person" means, with respect to any person, (i) any Affiliate of such person,
(ii) any investment manager, investment advisor or general partner of such person, and (iii) any investment fund, investment account or investment entity whose investment manager, investment advisor or general partner is such person or a Related Person of such person.

          (b) The obligations of the Other Stockholders pursuant to this Section
6.3 are subject to the satisfaction of the following conditions:

          (i) if any Stockholder is given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option (except that no Stockholder shall be required in any circumstance to accept consideration for its Shares in a form other than cash, cash equivalents or securities listed for trading on any national securities exchange or traded on the National Market System of NASDAQ);

          (ii no Other Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag Transaction (excluding modest expenditures for its own postage, copies, etc., and the fees and expenses of its own counsel retained by it), and no Other Stockholder shall be obligated to pay more than its or his pro rata share (based upon the amount of consideration received for or with respect to its or his Shares) of reasonable expenses incurred in connection with such Drag Transaction to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party (including the costs of one counsel chosen by Apollo on behalf of the Stockholders and one counsel chosen by the holders of a majority of the Shares held by the Other Stockholders) (costs incurred by or on behalf of an Other Stockholder for its or his sole benefit will not be considered costs of the transaction hereunder); provided, however, that any Other Stockholder's liability for its or his pro rata share of such allocated expenses shall be capped at the total purchase price received by such Other Stockholder for its or his Shares; and

         (ii) (A) in the event that the Stockholders are required to provide any representations or warranties in connection with the Drag Transaction, each Other Stockholder shall only be required to represent and warrant as to its or his title to its or his Shares, and such Other Stockholder's authority, power, and right to enter into and consummate such other purchase agreement without violating any other agreement or legal requirement, and (B) in the event that the Other Stockholders are required to provide any indemnities in connection with the Drag Transaction, then each Other Stockholder shall not be liable for more than his pro rata share (based upon the amount of consideration received for or with respect to its or his Shares) of any liability for indemnity and such liability shall not exceed the total purchase price received by such Other Stockholder for its or his Shares.

     SECTION VI.4    Regulatory Compliance Cooperation.

     (a) If a Regulated Holder (as defined below) determines that it has a Regulatory Problem, the Company and the other Stockholders will (i) take all such actions to avoid or cure such Regulatory Problem as are reasonably requested by such Regulated Holder in order (A) to effectuate and facilitate a Transfer by such Regulated Holder of any securities of the Company then held by such Regulated Holder to any Person designated by such Regulated Holder, (B) to permit such Regulated Holder (or any Affiliate of such Regulated Holder) to exchange all or any portion of the Voting Securities of the Company then held by such Person on a share-for-share basis for shares of a class of nonvoting Securities of the Company, which nonvoting Securities shall be identical in all respects to such Voting Securities, except that such nonvoting Securities shall be nonvoting and shall be convertible into Voting Securities of the Company on such terms as are requested by such Regulated Holder in light of regulatory considerations then prevailing, and (C) to preserve and continue the respective allocation of the voting interests and powers with respect to the Company arising out of such Regulated Holder's ownership of Voting Securities of the Company and as provided in this Agreement before the transfers and amendments referred to above (including entering into such additional agreements as are reasonably requested by such Regulated Holder to permit a Person designated by such Regulated Holder to exercise voting power relinquished by such Regulated Holder upon any exchange of Voting Securities of the Company for nonvoting securities of the Company), and

(ii) enter into such additional agreements, adopt such amendments to this Agreement, the Charter Documents of the Company and other relevant agreements and take such additional actions, in each case as are reasonably requested by such Regulated Holder, in order to effectuate the purpose and intent of the foregoing.

     (b) If a Regulated Holder elects to transfer securities of the Company to another Regulated Holder in order to avoid or cure a Regulatory Problem, the Company and the other Stockholders shall enter into such agreements with such other Regulated Holder and its Affiliates as it may reasonably request in order to assist such other Regulated Holder and its Affiliates in complying with all Applicable Laws. Such agreements may include restrictions on the conversion, redemption, repurchase or retirement of securities of the Company that would result or be reasonably expected to result in such Regulated Holder or its Affiliates holding more Voting Securities or total equity interests in the Company than it is permitted to hold under such Applicable Laws.

     (c) If a Regulated Holder has the right or opportunity to acquire any of the Company's or its Subsidiaries' securities (as the result of a preemptive offer, pro-rata offer or otherwise), at such Regulated Holder's request the Company will offer to sell (or if the Company is not the seller, to cooperate with the seller and such Regulated Holder to permit such seller to sell) such non-voting Securities on the same terms as would have existed had such Regulated Holder acquired the securities so offered and immediately requested their exchange for non-voting securities pursuant to Section 6.4(a).

     (d) Each Stockholder agrees to cooperate with the Company in complying with this Section 6.4, including voting to approve amending the Charter Documents or this Agreement in a manner reasonably requested by the Regulated Holder requesting such amendment.

     (e) The Company and each Stockholder agree not to amend or waive the voting or other provisions of the Company's certificate or articles of incorporation or by-laws, or other constitutive and governing instruments and documents, or this Agreement if in any such case such amendment or waiver would cause any Regulated Holder to have a Regulatory Problem and such Regulated Holder has so notified the Company that it would have a Regulatory Problem promptly after it has notice of such proposed amendment or wavier.

     (f) In this Agreement, the following capitalized terms have the meanings given to them below:

     "Regulated Holder" means any holder of the Company's securities that is (or that is a subsidiary of a bank holding company that is) subject to the various provisions of Regulation Y of the Board of Governors of the Federal Reserve Systems. 12 C.F.R., Part 225 (or any successor to Regulation Y).

     "Regulatory Problem" means (i) any set of facts or circumstances wherein it has been asserted by any governmental regulatory agency (or a Regulated Holder believes that there is a significant risk of such assertion) that such Person (or any bank holding company that controls such Person) is not entitled to hold, or exercise any material right with respect to, all or any portion of the securities of the Company which such Person holds or (ii) when such Person and its Affiliates would own, control or have power (including voting rights) over a greater quantity of securities of the Company than is permitted under any law or regulation or any requirement of any governmental authority applicable to such Person or to which such Person is subject.

     SECTION VI.5 Legend. Each certificate issued to represent any Shares shall bear the following (or a substantially equivalent) legend.

     The transfer of these securities is subject to restrictions set forth in a Stockholders Agreement, dated as of November 4, 1997, a copy of which is available for inspection at the office of the Corporation.

     Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon the completion of a public distribution of securities of the Company represented thereby) shall also bear such legend, unless the restrictions contained in this Agreement are no longer in effect


                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION VII.1 Amendment and Modification. Any provision of this Agreement may be waived, provided that such waiver is set forth in a writing executed by the party against whom the enforcement of such waiver is sought. This Agreement may not be amended, modified or supplemented other than by a written instrument signed by (a) the Company (in accordance with the approval of two-thirds of the entire Board of Directors, including a majority of the directors who are not an Affiliate or an Associate of any Stockholder), and (b) the holders of a majority of the Shares held by the Stockholders; provided, however, that so long as Apollo beneficially owns at least 25% of the Shares held by Apollo on the Effective Date, without the consent of Apollo, no amendment or modification which adversely affects the rights or duties of Apollo hereunder may be effected, and provided, further, that no amendment or modification that would have a material adverse effect on the rights or obligations of any Other Stockholder without similarly and proportionately (based on the respective number of Shares then owned by the Other Stockholders hereunder) affecting the rights and obligations of all Other Stockholders hereunder, or that would otherwise unfairly discriminate against any Other Stockholder shall be effective as to such Other Stockholder unless such Other Stockholder shall have consented in writing thereto. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

     SECTION VII.2    Successors and Assigns: Entire Agreement.

     (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and executors, administrators and heirs; provided, that except as otherwise specifically permitted pursuant to this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of each of the Stockholders.

     (b) This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

     SECTION VII.3 Separability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

     SECTION VII.4 Notices. All notices, demands, requests, consents or approvals (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the next business day following delivery of such notice to a reputable overnight courier service.

     To the Company:

          Mariner Post-Acute Network, Inc.
          One Ravinia Drive, Suite 1500
          Atlanta, Georgia 30346
          Attention:  Chief Executive Officer
          Fax: (770) 698-8199
     with a copy (which shall not constitute notice) to:

     To Apollo:

          c/o Apollo Advisors II, L.P.
          2 Manhattanville Road
          Purchase, New York 10577
          Attention:  Tony Tortorelli
          Fax:  (914) 694-8032
     with a copy (which shall not constitute notice) to:

          Sidley & Austin
          555 West Fifth Street
          Suite 4000
          Los Angeles, California 90013
          Attention: Robert W. Kadlec, Esq.
          Fax: (213) 896-6600

     To the Other Stockholders:

          To the address specified on the signature page executed by such Other Stockholder.

     SECTION VII.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware without giving effect to principles of conflicts of law.

     SECTION VII.6 Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

     SECTION VII.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute one and the same instrument

     SECTION VII.8 Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     SECTION VII.9 Termination. Unless sooner terminated in accordance with its terms or as otherwise herein provided, this Agreement shall terminate upon the earlier to occur of (i) the mutual agreement by the parties hereto, (ii) with respect to any Stockholder, such Stockholder ceasing to own any Shares or
(iii) the tenth anniversary of the Effective Date.

     SECTION VII.10 Remedies. In the event of a breach or a threatened breach by any party to this Agreement of its obligations under this Agreement, any party injured or to be injured by such breach will be entitled to specific performance of its rights under this Agreement or to injunctive relief, in addition to being entitled to exercise all rights provided in this Agreement and granted by law. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief that a remedy at law would be adequate is waived.

     SECTION VII.11 Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MARINER POST-ACUTE NETWORK, INC.



                                    By:     /s/ Keith B. Pitts
                                       ----------------------------------
                                         Name:  Keith B. Pitts
                                         Title: President and Chief
                                                Executive Officer

                                    APOLLO

                         APOLLO INVESTMENT FUND III, L.P.

                         By:        Apollo Advisors II, L.P.
                                         Its General Partner

                         By:        Apollo Capital Management II, Inc.
                                         Its General Partner


                         By:        /s/ Peter P. Copses
                              ---------------------------------------
                                    Name:   Peter P. Copses
                                    Title:  Vice President

                         13,100,370 Shares of Common Stock


                         APOLLO UK PARTNERS III, L.P.

                         By:  Apollo Advisors II, L.P.
                              Its General Partner

                         By:  Apollo Capital Management II, Inc.
                              Its General Partner


                         By:        /s/ Peter P. Copses
                              ----------------------------------------
                                    Name:   Peter P. Copses
                                    Title:  Vice President

                         484,188 Shares of Common Stock

                         APOLLO OVERSEAS PARTNERS III, L.P.

                         By:        Apollo Advisors II, L.P.
                                    Its General Partner

                         By:        Apollo Capital Management II, Inc.
                                    Its General Partner



                         By:      /s/ Peter P. Copses
                                ------------------------------------------
                                    Name:   Peter P. Copses
                                    Title:  Vice President

                         783,033 Shares of Common Stock

                               OTHER STOCKHOLDERS


                         CHASE EQUITY ASSOCIATES, L.P.

                         By:        Chase Capital Partners
                                         Its General Partner



                         By:    /s/ Brian J. Richmand
                              -------------------------------------
                                    Name:   Brian J. Richmand
                                    Title:  General Partner

                         2,000,001 Shares of Common Stock

                         Address for Notice:
                         380 Madison Avenue
                         12th Floor
                         New York, New York 10017
                         Attention: Christopher C. Behrens
                         Telecopy No.: (212) 622-3101

                         with a copy to:

                         O'Sullivan Graev & Karabell, LLP
                         30 Rockefeller Plaza
                         New York, New York 10112
                         Attention:  Michael F. Killea, Esq.
                         Telecopy No.: (212) 408-2420

                         HEALTHCARE EQUITY PARTNERS, L.P.

                         By:        Beecken, Petty & Company, L.L.C. Its
                                    General Partner



                         By:      /s/ Gregory A. Moerschel
                                ---------------------------------------
                                      Name:   Gregory A. Moerschel
                                      Title:  Managing Director

                         182,592 Shares of Common Stock


                         Address for Notice:
                         c/o Beecken, Petty & Company, L.L.C.
                         901 Warrenville Road, Suite 205
                         Lisle, Illinois 60532
                         Attention:  David K. Beecken
                         Telecopy No.: (630) 435-0370


                         HEALTHCARE EQUITY QP PARTNERS, L.P.

                         By:        Beecken, Petty & Company, L.L.C. Its
                                    General Partner


                         By:    /s/ Gregory S. Moerschel
                               ----------------------------------------------
                                    Name:   Gregory S. Moerschel
                                    Title:  Managing Director

                         558,150 Shares of Common Stock

                         Address for Notice:

                         c/o Beecken, Petty & Company, L.L.C.
                         901 Warrenville Road, Suite 205
                         Lisle, Illinois 60532
                         Attention:  David K. Beecken
                         Telecopy No.: (630) 435-0370

                         KEY CAPITAL CORPORATION



                         By:      /s/ Stephen R. Haynes
                                -----------------------------------
                                      Stephen R. Haynes
                                      Vice President

                         277,779 Shares of Common Stock

                         Address for Notice:
                         127 Public Square, 6th Floor
                         Cleveland, OH 44114
                         Attention: Stephen R. Haynes
                         Telecopy No.: (216) 689-3204

                         KEY EQUITY PARTNERS 97



                         By:    /s/ Stephen R. Haynes
                            ----------------------------------
                                    Stephen R. Haynes
                                    Its:  General Partner

                         92,592  Shares of Common Stock

                         Address for Notice:
                         127 Public Square, 6th Floor
                         Cleveland, OH 44114
                         Attention: Stephen R. Haynes
                         Telecopy No.: (216) 689-3204

                         DRAX HOLDINGS L.P.

                         By:        Inman Corporation
                                    Its General Partner



                         By:    /s/ Linda Hamilton
                               ----------------------------------------
                                    Name:   Linda Ann Hamilton
                                    Title:

                         75,000 Shares of Common Stock

                         Address for Notice:
                         c/o The Drax Group
                         8889 Pelican Bay Blvd., Suite 403
                         Naples, FL 34108
                         Attention:  Linda Hamilton
                         Telecopy No.: (941) 262-0467



                         WALNUT GROWTH PARTNERS LIMITED PARTNERSHIP

                         By:        Walnut GP, L.L.C
                                    Its General Partner

                         By:        Walnut Funds, Inc.
                                    A Member

                         By:    /s/ Joel Kanter
                              ------------------------------------------
                                    Name:   Joel Kanter
                                    Title:

                         74,073 Shares of Common Stock


                         Address for Notice:
                         Suite 700
                         1227 25th Street, N.W.
                         Washington, D.C. 20037
                         Attention: Michael Faber
                         Telecopy No.: (202) 296-2882

                                  SCHEDULE 4.1


Stockholder Designees
---------------------

Laurence M. Berg*+
Peter P. Copses*+
John H. Kissick*
Robert L. Rosen


GranCare Nominees
-----------------

Gene E. Burleson
Joel S. Kanter
William G. Petty, Jr.


LCA Nominees
------------

Donald C. Beaver

Chief Executive Officer
-----------------------

Keith B. Pitts+

____________________________
*  Apollo Director
+  Nominating Committee